08-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION ADJUSTED EPS UP 10%; REAFFIRMS 2008 EPS GUIDANCE

• Second Quarter adjusted 2008 EPS of $.43 vs. $.39 in prior year
• Gathering & Processing segment posts adjusted EBITDA of $50 million vs. $27 million in prior year

HOUSTON, August 7, 2008 – Southern Union Company (NYSE: SUG) today reported adjusted net earnings available for common stockholders for the quarter ended June 30, 2008, of $53.3 million ($.43 per share) compared with $46.6 million ($.39 per share) in the prior year.  Adjusted net earnings exclude a $13.8 million ($.11 per share) non-cash after-tax mark-to-market unrealized loss on open commodity derivatives and a $2.0 million ($.02 per share) after-tax charge related to the company’s repurchase of $48.6 million of its preferred stock during the quarter.  Reported net earnings for the quarter on a GAAP basis were $37.5 million ($.30 per fully diluted share).

	Three months ended June 30,
($000s, except per share amounts)	2008	2007
Operating revenues	$733,055	$588,049
Operating income	$90,277	$87,400
Net earnings	$42,910	$50,975
Preferred stock dividends	$(3,436)	$(4,341)
Loss on extinguishment of preferred stock	$(1,995)	$-
Net earnings available to common stockholders	$37,479	$46,634
After-tax adjustment for selected items	$15,791	$-
Adjusted net earnings available to common stockholders	$53,270	$46,634
Net earnings per share available to common stockholders	$0.30	$0.39
Adjusted net earnings per share available to common stockholders	$0.43	$0.39

For the six month period ended June 30, 2008, the company reported adjusted net earnings available for common stockholders of $131.8 million ($1.07 per share) compared with $110.8 million ($.92 per share) for the prior year.  In the 2008 period, adjusted net earnings exclude a $13.8 million ($.11 per share) non-cash after-tax mark-to-market unrealized loss on open commodity derivatives and a $2.0 million ($.02 per share) after-tax charge related to the company’s repurchase of $48.6 million of its preferred stock during the quarter.  In the 2007 period, adjusted net earnings exclude a $10.2 million ($.08 per share) after-tax nonrecurring gain related to the settlement of litigation.  Reported net earnings for the six month period on a GAAP basis were $116.0 million ($.94 per share) compared with $121.0 million ($1.00 per share) in the prior year.

	Six months ended June 30,
($000s, except per share amounts)	2008	2007
Operating revenues	$1,685,753	$1,368,281
Operating income	$243,832	$216,994
Net earnings	$125,818	$129,696
Preferred stock dividends	$(7,777)	$(8,682)
Loss on extinguishment of preferred stock	$(1,995)	$-
Net earnings available to common stockholders	$116,046	$121,014
After-tax adjustment for selected items	$15,791	$(10,223)
Adjusted net earnings available to common stockholders	$131,837	$110,791
Net earnings per share available to common stockholders	$0.94	$1.00
Adjusted net earnings per share available to common stockholders	$1.07	$0.92

By excluding the aforementioned items from earnings, the company believes it presents its earnings in a manner more consistent with the presentation used by the investment community in their evaluation of the company's earnings.

For the current quarter, adjusted net operating revenue, calculated as revenue less cost of gas and other energy, revenue related taxes and unrealized losses on open commodity derivatives, increased $32.6 million or 13%, to $290.3 million from $257.7 million in the prior year.

For the quarter ended June 30, 2008, Southern Union reported adjusted earnings before interest and taxes (“EBIT”) of $134.4 million compared with EBIT of $117.1 million in the prior period, representing an increase of 15%.

The increase in adjusted operating results was primarily attributable to increased contributions from Southern Union’s gathering and processing segment, which recorded adjusted EBIT of $34.4 million for the quarter compared with $12.6 million for the same period in the prior year, an increase of 173%.

Management’s Perspective

Commenting on the second quarter, George L. Lindemann, chairman and CEO, said, “We are very pleased with our strong results for the second quarter.  We are on track to deliver the solid earnings and cash flows that we outlined in our 2008 strategic plan.  With our Trunkline LNG Infrastructure Enhancement project progressing towards its second quarter 2009 in-service date, we expect to see strong growth in earnings and cash flows again next year.”

President and COO Eric D. Herschmann added, “Our gathering and processing segment produced outstanding results for the quarter.  Our system continues to operate efficiently and we have seen favorable growth in our equity volumes.  We believe that the investments we have made in this segment are contributing significantly to our strong results and will benefit us long into the future.”

Key Factors Impacting Second Quarter 2008 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $94.3 million, compared with EBIT of $95.5 million in the prior year.  The $1.2 million decrease was primarily attributable to a $4.6 million decrease in equity earnings from unconsolidated affiliates related to nonrecurring gains at Citrus Corp. in the prior year.  EBIT at Panhandle Energy increased by $3.4 million, primarily a result of $6.6 million in higher operating revenues and $1.7 million of lower operating expenses, offset partially by $4.6 million of higher depreciation expense.

•
The gathering and processing segment reported adjusted EBIT of $34.4 million compared with $12.6 million in the prior year.  Adjusted EBIT for the quarter excludes a $22.3 million mark-to-market unrealized loss on open commodity derivatives.  Gross margin increased by $25.5 million, excluding the mark-to market unrealized loss, primarily due to improved operating efficiencies resulting in increased equity volumes and higher realized natural gas and natural gas liquids prices.

•
EBIT for the company’s distribution segment (predominantly Missouri Gas Energy) decreased $3.6 million to $2.8 million.  The decrease was due primarily to a $3.4 million increase in operating expenses during the current quarter including $500,000 related to pension and benefits, $600,000 related to environmental remediation and $500,000 related to uncollectible accounts, coupled with a $700,000 nonrecurring expense reduction related to insurance reimbursements in the prior year.

2008 Earnings Guidance

Southern Union reaffirms its 2008 adjusted net earnings guidance in the range of $1.80 to $1.90 per fully diluted share, which excludes the impact of mark-to-market accounting for open commodity derivatives and charges related to the extinguishment of preferred stock.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its second quarter 2008 results in its quarterly report on Form 10-Q expected to be filed today with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 11:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 888-680-0890 (international callers dial 617-213-4857) and enter the passcode 56263881.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 22885459.  The webcast may be accessed online through the Investor’s section of the company’s web site at www.sug.com.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PKVLM8AUM or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal, along with serving more than half a million natural gas end-user customers in Missouri and Massachusetts.  For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and

Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three and six months ended June 30, 2008 and 2007.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share amounts)

Operating revenues	$733,055	$588,049	$1,685,753	$1,368,281

Operating expenses:
Cost of gas and other energy	459,032	324,626	1,069,201	807,711
Operating, maintenance and general	116,279	115,309	225,189	210,504
Depreciation and amortization	49,321	43,666	97,944	87,130
Revenue-related taxes	5,974	5,675	24,924	22,694
Taxes, other than on income and revenues	12,172	11,373	24,663	23,248
Total operating expenses	642,778	500,649	1,441,921	1,151,287
Operating income	90,277	87,400	243,832	216,994

Other income (expenses):
Interest expense	(50,603)	(51,146)	(101,304)	(103,331)
Earnings from unconsolidated investments	21,098	26,270	37,827	57,166
Other, net	720	3,474	1,058	3,761
Total other income (expenses), net	(28,785)	(21,402)	(62,419)	(42,404)

Earnings before income taxes	61,492	65,998	181,413	174,590

Federal and state income tax expense	18,582	15,023	55,595	44,894

Net earnings	42,910	50,975	125,818	129,696

Preferred stock dividends	(3,436)	(4,341)	(7,777)	(8,682)

Loss on extinguishment of preferred stock	(1,995)	-	(1,995)	-

Net earnings available for common stockholders	$37,479	$46,634	$116,046	$121,014

Net earnings available for common stockholders per share:
Basic	$0.30	$0.39	$0.94	$1.01
Diluted	$0.30	$0.39	$0.94	$1.00
Dividends declared on common stock per share	$0.15	$0.10	$0.30	$0.20

Weighted average shares outstanding:
Basic	124,008	119,873	122,905	119,832
Diluted	124,242	120,799	123,188	120,546

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three and six months ended June 30, 2008 and 2007.

	Three Months Ended June 30,		Six Months Ended June 30,
Segment Data	2008	2007	2008	2007
	(In thousands)
Revenues from external customers:
Transportation and Storage	$168,333	$161,706	$355,384	$330,736
Gathering and Processing	440,323	305,874	855,985	601,929
Distribution	122,922	119,514	471,557	433,771
Total segment operating revenues	731,578	587,094	1,682,926	1,366,436
Corporate and other	1,477	955	2,827	1,845
	$733,055	$588,049	$1,685,753	$1,368,281

Depreciation and amortization:
Transportation and Storage	$25,691	$21,062	$50,752	$41,771
Gathering and Processing	15,346	14,549	30,816	29,136
Distribution	7,722	7,395	15,294	15,013
Total segment depreciation and amortization	48,759	43,006	96,862	85,920
Corporate and other	562	660	1,082	1,210
	$49,321	$43,666	$97,944	$87,130

EBIT:
Transportation and Storage segment	$94,313	$95,559	$203,694	$210,777
Gathering and Processing segment	12,134	12,604	40,690	21,486
Distribution segment	2,819	6,444	33,120	39,989
Corporate and other	2,829	2,537	5,213	5,669
Total EBIT	112,095	117,144	282,717	277,921
Interest expense	50,603	51,146	101,304	103,331
Earnings before income taxes	61,492	65,998	181,413	174,590
Federal and state income tax expense	18,582	15,023	55,595	44,894
Net earnings	42,910	50,975	125,818	129,696
Preferred stock dividends	3,436	4,341	7,777	8,682
Loss on extinguishment of preferred stock	1,995	-	1,995	-
Net earnings available for common stockholders	$37,479	$46,634	$116,046	$121,014

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; (iv) dividends on preferred stock  and (v) loss on extinguishment of preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of June 30, 2008 and December 31, 2007 and for the six months ended June 30, 2008 and 2007.

	June 30,	December 31,
	2008	2007
	(In thousands of dollars)
Total assets	$8,109,952	$7,397,913
Long Term Debt	3,315,661	2,960,326
Short term debt and notes payable	424,980	557,680
Preferred stock	182,029	230,000
Common equity	2,135,131	1,975,806
Total capitalization	6,057,801	5,723,812

	Six Months ended June 30,
	2008	2007
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$347,344	$289,341
Changes in working capital	34,406	11,084
Net cash flow provided by operating activities
before changes in working capital	312,938	278,257
Net cash flow used in investing activities	(345,542)	(243,249)
Net cash flow provided by (used in) financing activities	223,827	(51,705)
Change in cash and cash equivalents	$225,629	$(5,613)

Select Financial Information Continued

The following table sets forth a reconciliation of EBIT to Adjusted EBIT (a non-GAAP measure) for the company for the three months ended June 30, 2008 and 2007.

	Three months ended June 30,
	2008	2007
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$112,095	$117,144
Adjustments:
Mark-to-market unrealized hedging loss	22,251	-
Adjusted EBIT	$134,346	$117,144

Computation of Adjusted net operating revenues:
Reported Operating revenues	$733,055	$588,049
Reported Cost of gas and other energy	459,032	324,626
Reported Revenue-related taxes	5,974	5,675
Adjustments:
Mark-to-market unrealized hedging loss	22,251	-
Adjusted net operating revenues	$290,300	$257,748

Gathering and processing segment:
Reported EBIT	$12,134	$12,604
Adjustments:
Mark-to-market unrealized hedging loss	22,251	-
Adjusted EBIT	$34,385	$12,604
Depreciation and amortization expense	15,346	14,549
Adjusted EBITDA	$49,731	$27,153